Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1) That it previously had filed a registration statement on Form F-6 (New World Development Company Limited, 333-120493), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Post-Effective Amendment No. 1 to Form F-6 Registration Statement except for the shares represented by the American Depositary Shares.

(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	/s/ Michael Fitzpatrick
Name: Michael Fitzpatrick
Title: Vice President

By:	/s/ Michael Curran
Name: Michael Curran
Title: Vice President